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                                                                    Exhibit 4.11

                           INSTALLMENT SALE AGREEMENT

     AGREEMENT made this 29th day of January 1998, by and between PIDC FINANCING CORPORATION, a Pennsylvania Non-Profit Corporation, (hereinafter called "Seller") and RED BELL BREWING CO., a Pennsylvania Corporation, (hereinafter called "Buyer"):

                                  WITNESSETH:

     1. Sale and Premises Seller hereby agrees to sell to Buyer, who hereby agrees to purchase certain property located at 3100 Jefferson Street, Philadelphia, Pennsylvania, and more fully described in Exhibit "A" attached hereto and hereby made a part hereof, together with the buildings and other improvements erected thereon, and together with all improvements, easements, tenements, appurtenances, hereditaments, fixtures, furnishings, equipment, rights and privileges contained in, belonging to or in any way pertaining or beneficial to the said premises (all of which shall hereinafter be called the "Premises"), whether or not attached or to be attached to the land, buildings or other improvements and whether or not described or referred to in Exhibit "A", and with all faults.

     2. Nature and Cost of Project Seller has previously acquired on behalf of the Buyer an existing 260,000 square foot industrial building for the sum of Five Hundred Thousand Dollars and No Cents ($500,000.00) and Buyer has constructed improvements at a cost of approximately Eight Hundred Forty Thousand Dollars and No Cents ($840,000.00) and has incurred miscellaneous fees and costs in the amount of approximately Seventy Eight Thousand Dollars and No Cents ($78,000.00). Seller has obtained a commitment from PENNSYLVANIA INDUSTRIAL DEVELOPMENT
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AUTHORITY ("PIDA"), pursuant to which PIDA has agreed to advance to Seller the sum of Three Hundred Ninety Two Thousand Three Hundred Sixty Two Dollars and No Cents ($392,362.00) which loan will be secured by a First Mortgage on the Premises. Seller shall execute on the date hereof a First Mortgage and Note in favor of PIDA.

     3. Loan Seller will execute and deliver to PIDA on the date hereof Seller's Mortgage Note ("Note") in the principal sum of $392,362.00 secured by a First Mortgage ("Mortgage") upon the Premises. The provisions of the Note and the Mortgage are hereby incorporated herein by reference. Buyer agrees that its interest in the Premises and its rights hereunder will be subordinate to the interests and rights of PIDA as First Mortgagee, and acknowledges that PIDA has agreed to advance the sum represented by the Note and Mortgage in reliance upon the assignment to PIDA of Seller's rights under this Agreement as collateral security for payment of the Note and Mortgage.

     4. Purchase Price and Other Payments by Buyer Buyer will pay to Seller, at the times and in the manner hereinafter set forth, as purchase price for the Premises and interest on the unpaid portions thereof as follows:

          a. Three Hundred Ninety Two Thousand Three Hundred Sixty Two Dollars and No Cents ($392,362.00) together with interest on the unpaid portions thereof shall be repaid in one hundred eighty (180) equal monthly installments including all accrued interest at the rate of 3.75% per annum as charged under the Note from Seller to PIDA, and each such installment shall be paid to Seller ten (10) days prior to the date Seller is to pay PIDA and the amount
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     of each installment shall be equal to the amount required to be paid by
     Seller to PIDA, and each of which installments shall first be applied to accrued interest at the aforesaid rate and the balance on account of purchase price. Notwithstanding the foregoing, Buyer shall pay the foregoing installments directly to PIDA, if requested by PIDA.

          b. In addition to the amounts specified above, Buyer shall pay to the Philadelphia Industrial Development Corporation, agent for Seller, for services rendered a monthly service charge in the amount of Twenty Eight Dollars and Fifty Three Cents ($28.53) commencing upon the payment of purchase price and interest under the Note from Seller to PIDA, and continuing throughout the term of this Agreement. In addition, in the event Buyer prepays all or part of the purchase price under Paragraph 4(a) hereof, Buyer shall pay to the Philadelphia Industrial Development Corporation, agent for Seller, at the time of such prepayment, an amount equal to 1/2 of 1% of the total amount prepaid.

          c. The installment payments of the purchase price shall be net to Seller and all costs and expenses payable in connection with the ownership, maintenance and occupancy of the Premises shall be paid or caused to be paid by Buyer. It is the intention of the parties that notwithstanding any other provision of this Agreement, Seller shall timely receive from Buyer funds equal to those funds necessary for Seller to pay PIDA all of
     Seller's obligations under the aforesaid Note and Mortgage, and Seller agrees that, promptly after Seller receives any such amount, to
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     pay such amount to PIDA on account of the aforesaid Note and Mortgage to be applied in the manner prescribed by this Agreement.

          d. Buyer shall have the privilege of prepaying the purchase price at the times and subject to the same conditions and premiums as is required for prepayment of the respective Mortgages to which such prepayments will be applied subject to the provisions of Paragraph 4b hereof.

     5. Settlement  Settlement for the Premises shall take place within thirty
(30) days after the date of final payment by Buyer of all amounts to be paid by Buyer under the terms of this Agreement, provided that Buyer is not in default hereunder. In the event Buyer refuses to take and record title to the Premises within the aforesaid thirty (30) day period, Buyer shall pay to Seller, or its agent, a service charge of One Hundred Dollars and No Cents ($100.00) per month until such time as Buyer accepts and records title to the Premises. As a condition of settlement, Buyer shall furnish to Seller reasonable security to indemnify Seller against any claims which are not effectively covered by liability insurance arising out of Seller's ownership of the Premises. At settlement, Seller will convey to Buyer such title to the Premises as Seller presently has, excepting however, any part of the Premises taken by eminent domain during the term of this Agreement or any encumbrance or objection created or permitted by Buyer or Seller with Buyer's consent.

     6. Possession Insofar as Seller is concerned, Buyer shall have possession of the Premises upon execution of this Agreement. Buyer

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agrees that Seller shall in no way and at no time be responsible for the condition of the Premises.

     7. Adjustments Buyer agrees to pay all charges and costs (excepting only Seller's counsel fees) which are required and whenever required in connection with the conveyance of the Premises from Seller to Buyer. Buyer agrees that Seller shall not be responsible for any inaccuracies in any settlement sheet in connection with the foregoing.

     8. Zoning Seller makes no representations as to the zoning of the Premises.

     9. Municipal or State Improvements Buyer agrees to pay for any Improvements to the Premises done or ordered to be done by any municipal or state authorities and to comply at its own cost and expense with all notices received from public authorities from and after the date hereof.

    10. Taxes and Assessments Buyer agrees to pay or to cause to be paid, as an addition to the purchase price, before they would become delinquent or as required by the Mortgage, all real estate taxes, including City and School Taxes, assessments, water rents, sewer rents and charges and other governmental charges, general and special, which are assessed or imposed upon or chargeable against the Premises at any time from after the date hereof and thereafter throughout the term hereof. Buyer agrees that it will not use, as a basis for contesting or adjudicating the taxes and assessments upon the Premises, the fact that legal title is held by a body with governmental or quasi-governmental status. The amount so paid by Buyer shall be paid directly to the City of Philadelphia or to Seller, who shall turn said
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money over to the City of Philadelphia as Seller shall elect in writing.

     11. Property Insurance Buyer will keep the entire Premises insured against loss or damage by fire, with extended coverage and against loss from such other hazards as may be required by Seller or PIDA. Buyer shall take out and maintain such boiler insurance and business interruption insurance as may be required by Seller or PIDA. All such policies and any additional fire insurance carried by Buyer on the Premises will contain the standard mortgagee clause and the originals thereof will be deposited with PIDA with a copy to Seller.

     12. Liability Insurance Buyer shall provide comprehensive general liability insurance, covering at least the hazards of "Premises Operations", "Elevators" (if applicable) and "Independent Contractors", in which Seller shall be named as an insured with minimum limits of liability with respect to bodily injury of Five Hundred Thousand Dollars and No Cents ($500,000.00) for each person and One Million Dollars and No Cents ($100,000,000.00) for each occurrence and One Hundred Thousand Dollars and No Cents ($100,000.00) with respect to property damage for each occurrence.

          In addition, Buyer shall provide whenever construction or major alteration to the Premises is being performed, policies of contingent public liability insurance protecting Seller and Buyer, in addition to providing certificates of public liability insurance and workmen's compensation insurance, insuring the contractor engaged by Buyer. The above mentioned contingent liability policy shall be in the form of a comprehensive general liability policy, if obtainable, and if
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not obtainable, shall be a public liability policy covering at least the hazard of all phases of the construction being performed by Buyer or its contractors, the hazard arising from the ownership and possession of the Premises, and the hazard of any operations other than construction being carried on by Buyer on any part of the Premises during the construction period.

     13. General Insurance Provisions

          a. All insurance as to form, amount and insurance company shall be satisfactory to Seller and PIDA.

          b. All policies will require that no less than ten (10) days written notice of cancellation or material change will be given to Seller and PIDA.

          c. All cost of insurance shall be borne by Buyer.

          d. Renewal policies marked "premium paid" by the agent or insuring company shall be deposited at least twenty (20) days before the expiration of the prior existing policies.

          e. All insurance is required commencing from the date hereof and is to be continued throughout the term of this Agreement, and Buyer will provide evidence thereof satisfactory to Seller and PIDA.

          f. All insurance shall name Seller and Buyer as insureds and shall cover the entire Premises, including adjacent sidewalks, walkways and cartways.
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     14. Compliance with Laws   Buyer agrees to comply with all laws,
ordinances and regulations affecting the Premises from and after the date hereof.

     15. Indemnification of Seller and Waiver of Claims   Buyer covenants and
agrees to protect, exonerate, defend, indemnify and save Seller harmless from and against any and all costs or liabilities which on or after the date hereof may arise out of Seller's ownership of the Premises, and from and against any and all loss, damage, cost, expense or liability based upon personal injury, death, loss or damage to property suffered or incurred by any person, firm or corporation (including the parties hereto) and arising out of or attributable to the presence, condition, use, operation or maintenance of the Premises, except when due to the willful misconduct of Seller. Seller shall give prompt written notice to Buyer of any claim asserted against Seller (within a reasonable time after such claim becomes known to Seller), provided such claim appears likely to, if sustained, result in liability on Buyer hereunder. However, Seller's failure to give such notice shall not relieve Buyer from its obligation to protect, exonerate, defend, indemnify and save Seller harmless as aforesaid, except to the extent that failure to give such notice results in actual loss or damage to Buyer. Nevertheless, if such claim had been otherwise made known to, or reasonably should have been known by Buyer, then Seller shall be under no duty to advise Buyer of said claim. In any action or proceeding brought against Seller by reason of any such claim, Buyer, upon notice from Seller covenants and agrees to resist or defend such action or proceeding by counsel satisfactory to Seller.
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However, Seller agrees to cooperate and assist in the defense of any such action or proceeding, if reasonably requested to do so by Buyer, at Buyer's expense. Buyer will not make any claim against Seller, nor shall Seller be liable for any damage or injury to any property of Buyer or any other person with respect to the Premises or to any part thereof due to any other person with respect to the Premises or to any part thereof due to any cause whatsoever, nor will Buyer resist Seller's claim to indemnification on the ground that the right to such claim is not set forth herein with sufficient particularity.

     16. Improvements, Maintenance, Repairs and Alterations   Buyer agrees to
take good care of the Premises at its own expense from and after the date hereof, to put and keep the Premises in good repair (structural or otherwise), order and condition and pay all other costs and expenses arising out of the occupancy of the Premises, including, but not limited, to all public utility charges and utility connection charges.

     Buyer will not undertake or permit any demolition or structural alterations, or material additions or Improvements to the Premises without the written consent of Seller. All alterations and additions to the Premises undertaken by Buyer shall become part of the Premises.

     17. Consent Whenever the consent of the Seller is given pursuant to the terms of this Agreement, such consent shall create no liability or responsibility upon Seller, and whenever required, shall not be unreasonably withheld.
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     Whenever this Agreement has been assigned by Seller, Buyer shall also obtain the consent of the assignee in all cases where it is required to obtain the consent of Seller. No Assignment of this Agreement shall be made by Seller without the approval of Buyer excepting any assignment to PIDA, its successors or assigns.

     18. Damage and Condemnation   Damage to or destruction of all or any
portion of the buildings or improvements on the Premises by fire or any other cause or a taking of all or a portion of the Premises by condemnation shall not terminate this Agreement or cause any abatement or reduction in the payments to be made by Buyer or otherwise affect the respective obligations of Seller and Buyer. The purchase price of the Premises will be reduced by the amount of any reduction in Seller's indebtedness to PIDA under the Notes brought about by the application to such indebtedness of insurance proceeds or amounts paid as a result of condemnation. All proceeds from insurance or condemnation not required to be applied to the mortgage indebtedness shall be paid to and be the property of Buyer.

     19. Use and Lease   Buyer covenants and agrees that the entire Premises
shall be used only for the purpose of industrial activities or activities accessory thereto, and only for such purpose as is lawful under an Act known as the Pennsylvania Industrial Development Authority Act, as amended. Buyer shall not lease or sublease any part of the Premises without the prior written consent of Seller and PIDA, and any lease or sublease without such consent shall be void and of no effect.

     20. Assignment of Leases   Buyer hereby assigns to Seller, as security for
Buyer's obligations hereunder, any present or future
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leases entered into by Buyer for any part of the Premises. Seller thereby in no way assumes or will assume any of the obligations as lessor under any leases and such assignment shall not release the Buyer from Buyer's obligations as lessor, under said leases.

     21. Quiet Enjoyment Seller covenants that Buyer, on performing the covenants and conditions on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the Premises as purchaser in possession, free from molestation, eviction or disturbance by Seller or by any other person or persons lawfully claiming the same, by, through or under the Seller.

     22. Assignment by Buyer Any assignment of this Agreement or sale or lease of the Premises by Buyer without the prior written consent of the Seller and PIDA shall be void and of no effect.

     23. Inspection and Signs Buyer will at all times provide Seller and any assignee with full and free access to the Premises and all plans, drawings and records thereof for reasonable inspections. At any time when major construction is taking place in connection with the Premises, or at any time during the first six (6) months from the date hereof, Seller shall have the right to place a sign or signs on the Premises, at locations which will not interfere with the operation of any business at the Premises, and which sign or signs will advertise Seller's participation in this transaction.

     24. Event of Default by Buyer:

         a. During the term of this Agreement, the following shall constitute Events of Default by Buyer:
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     1. Failure by Buyer to make payments under this Agreement when the same is due, or failure of Buyer to comply with any other obligations, covenants or conditions imposed upon it by this Agreement at the time set forth herein subject to the same applicable grace periods as set forth in the Note and Mortgage.

     2. If Buyer, shall make an assignment for the benefit of creditors or is adjudicated bankrupt or shall file a bill of equity or otherwise initiate proceedings for the appointment of a receiver of its assets, or shall file a petition or otherwise initiate any proceedings in any court for a composition with its creditors for relief in any manner from the payment of its debts when due under any state or federal law; or any proceedings in bankruptcy or for the appointment of a receiver shall be instituted by any creditor of Buyer under any state or federal law and is not dismissed within sixty (60) days.

     3. An Event of Default under the Mortgage, Note, or any collateral pledged to secure any of the above.

25.  Seller's Remedies  In the event of a default by Buyer:
     a. Seller may perform for the account of Buyer any covenant or obligation in the performance of which Buyer is in default, in which event, Buyer shall immediately pay to Seller any amount paid by Seller together with reasonable counsel fees as well as with interest at the rate of ten percent (10%) per annum from the date of payment by Seller.
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     b.   Seller may declare all sums which Buyer is obligated to pay to Seller pursuant to this Agreement, together with interest accrued thereon immediately due and payable.

     c. Seller may terminate this Agreement and resell the Premises at a private or public sale and Seller will apply the monies collected under such resale, in such order of priority as Seller, in Seller's sole discretion may elect and Buyer shall remain liable for any deficiency after the application of the proceeds. If such proceeds are in excess of the amount required to satisfy the total due from Buyer to Seller under the terms of this Agreement then such excess shall be paid to Buyer.

     d. Buyer hereby irrevocably authorizes and empowers any attorney of any court of record of Pennsylvania or elsewhere to appear as attorney for Buyer as well as for all persons claiming by, through or under buyer, and to sign an Agreement for entering in any competent court an amicable action in ejectment against Buyer and all persons claiming by, through or under Buyer and therein confess judgment for recovery by Seller of possession of the Premises for which a true copy of this Agreement shall be his sufficient warrant, whereupon, if Seller so desires a writ of possession may issue forthwith without any prior writ or proceedings whatsoever, and provided that if for any reason after such action shall have been commenced the same shall be determined and the possession of the Premises remain in or be restored by Buyer, Seller shall have the right on account of any subsequent Event of Default to bring one or more further amicable action or
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actions in ejectment as hereinbefore set forth to recover possession of the
Premises and confess judgment for the recovery of possession of the Premises as hereinabove provided.

     e. After ten (10) days written notice, Seller may take possession of the Premises by the summary procedure set forth in sub-section (d) above or otherwise without terminating this Agreement and Seller may collect rentals and enforce all other remedies of Buyer under any existing leases for any part of the Premises, but without being deemed to have affirmed such leases, and Seller may enter into new leases on such terms as Seller may deem fit for any portion or portions of the Premises, and such leases shall not be terminated or affected if Buyer cures the Event of Default. Rentals under said leases may be applied by Seller to any repair or maintenance of the Premises as Seller may reasonably deem useful, and the remaining balance shall be applied to Buyer's obligations hereunder in order of priority to be determined by Seller. Any balance of rentals remaining thereafter shall be promptly paid over to Buyer by Seller.

     f. Buyer hereby irrevocably authorizes and empowers any attorney of any court of record of Pennsylvania or elsewhere to appear for and confess judgment against Buyer for all amounts for which Buyer may be or become liable to Seller or its assignee under this Agreement, as evidenced by an affidavit signed by an officer of Seller or of assignee setting forth the amounts then due plus five percent (5%) thereof, as an attorney's fee, with costs of suit and release of errors. Such authority shall not be
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exhausted by any one exercise thereof but judgment may be confessed as aforesaid from time to time as often as there is a default hereunder.

     g. In any amicable action of ejectment brought hereon or any suit or amicable action brought for the purchase price or other sums due hereunder, Seller shall first cause to be filed in such suit, action or actions, an affidavit made by it or someone acting for it, setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be prima facie evidence and if a true copy of this Agreement (and of the truth of said copy such affidavit shall be prima facie evidence) shall be filed in such suit, action or actions, it shall not be necessary to file the original as a warrant of attorney, any rule of court, custom or practice to the contrary notwithstanding.

     h. The Buyer hereby waives and releases all errors, defects and imperfections whatsoever of a procedural nature in the entering of any judgment or any process or proceedings arising out of this Agreement. Buyer also waives the benefit of any laws which now or hereafter might authorize the stay of any execution to be issued or any judgment recovered hereunder or the exemption of any property from levy or sale thereunder.

     i. All interest of Buyer in the premiums or dividends upon any insurance provided for herein, as well as any rebates on taxes or assessments imposed on the Premises are hereby assigned to Seller.

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26.  Cumulative Rights  No right or remedy herein conferred upon or reserved to
Seller is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy herein given or now or hereafter existing at law or in equity or by statute, and may be pursued singly, successively or together at the sole discretion of Seller and may be exercised as often as the occasion therefor shall occur.

27. Effect of Waiver or Forbearance No waiver by Seller of any breach by Buyer of any of its obligations, agreements or covenants hereunder shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by Seller to seek a remedy for any breach by Buyer be a waiver by Seller of its rights and remedies with respect to that or any other breach.

28. Default by Seller and Buyer's Remedies Notwithstanding any provision or obligation to the contrary hereinbefore or hereinafter set forth, the liability of Seller, except as to PIDA, shall be limited to its interest in the Premises, the improvements thereon, the rents, issues and profits therefrom, and the lien of any judgment shall be restricted thereto.

29. Notices All notices provided for in this Agreement shall be in writing. Notices to Seller shall be sent by registered or certified mail. Subject to change by notice from the party to be charged with such notice, notices to Seller shall be addressed as follows:

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     PIDC FINANCING CORPORATION
     c/o Philadelphia Industrial Development Corporation
     2600 Centre Square West
     1500 Market Street
     Philadelphia, Pennsylvania 19102

and notices to Buyer shall be addressed as follows:

     RED BELL BREWING CO.
     3100 Jefferson Street
     Philadelphia, Pennsylvania

     30. Survival of Covenants, Conditions and Representations Notwithstanding any presumption to the contrary, all covenants, conditions and representations of Buyer contained in this Agreement which, by nature, impliedly or expressly involve performance in any particular manner after the delivery of the Seller's deed or which cannot be ascertained to have been performed until after the said delivery shall survive said delivery.

     31. Anti-Pollution Laws Buyer covenants and agrees that while the PIDA Mortgage is outstanding and unpaid, Buyer will comply with all governmental anti-pollution regulations and standards applicable to the Premises. Buyer further covenants and agrees that it will provide in all leases of the Premises or any part thereof that the lessee covenants and agrees to assume Buyer's obligations under all covenants contained in this paragraph.

     32. Nondiscrimination During the term of this contract, Seller/Buyer agree as follows:

          a. Seller/Buyer shall not discriminate against any employee, applicant for employment, independent Seller/Buyer or any other person because of race, color, religious creed, ancestry, national

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     origin, age or sex. Seller/Buyer shall take affirmative action to insure that applicants are employed, and that employees or agents are treated during employment, without regard to their race, color, religious creed, handicap, ancestry, national origin, age or sex. Such affirmative action shall include, but is not limited to: employment, upgrading, demotion or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation and selection for training. Seller/Buyer shall post in conspicuous places, available to employees, agents, applicants for employment and other persons, a notice to be provided by the contracting agency setting forth the provisions of this nondiscrimination clause.

          b. Seller/Buyer shall in advertisements or requests for employment placed by it or on its behalf, state that all qualified applicants will receive consideration for employment without regard to race, color, religious creed, handicap, ancestry, national origin, age or sex.

          c. Seller/Buyer shall send each labor union or workers representative with which it has a collective bargaining agreement or other contract or understanding, a notice advising said labor union or workers representative of its commitment to this nondiscrimination clause. Similar notice shall be sent to every other source of recruitment regularly utilized by Seller/Buyer.

          d. It shall be no defense to a finding of noncompliance with this nondiscrimination clause that Seller/Buyer had delegated some of its employment practices to any union, training program or other source of recruitment which prevents it from meeting its obligations. However, if the evidence indicates that the Seller/Buyer was not on notice of the third-party discrimination or made a good faith effort to correct it, such factor shall be considered in mitigation in determining appropriate sanctions.

          e. Where the practices of a union or of any training program or other source of recruitment will result in the exclusion of minority group persons, so that Seller/Buyer will be unable to meet its obligations under this nondiscrimination clause, Seller/Buyer shall then employ and fill vacancies through other nondiscriminatory employment procedures.

          f. Seller/Buyer shall comply with all state and federal laws prohibiting discrimination in hiring or employment opportunities. In the event of Seller/Buyer's noncompliance with the nondiscrimination clause of this contract or with any such laws, this contract may be terminated or suspended, in whole or in part, and Seller/Buyer may be declared temporarily ineligible for further Commonwealth contracts and other sanctions may be imposed and remedies invoked.

          g. Seller/Buyer shall furnish all necessary employment documents and records to, and permit access to its books, records and accounts by the contracting agency for purposes of investigation to ascertain compliance with the provisions of this clause. If Seller/Buyer does not possess documents or records reflecting the necessary information requested, it shall furnish

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     such information on reporting forms supplied by the contracting agency.

          h. Seller/Buyer shall actively recruit minority subcontractors and women subcontractors or subcontractors with substantial minority representation among their employees.

          i. Seller/Buyer shall include the provisions of this nondiscrimination clause in every subcontract, so that such provisions will be binding upon each subcontractor.

          j. Seller/Buyer obligations under this clause are limited to the Seller/Buyer's facilities within Pennsylvania or, where the contract is for purchase of goods manufactured outside of Pennsylvania, the facilities at which such goods are actually produced.

     33.  Seller/Buyer Integrity

          a.   Definitions.
          1. Confidential Information means information that is not public knowledge, or available to the public on request, disclosure of which would give an unfair, unethical, or illegal advantage to another desiring to contract with the Commonwealth.

          2. Consent means written permission signed by a duly authorized officer or employee of the Commonwealth, provided that where the material facts have been disclosed, in writing, by prequalification, bid, proposal, or contractual terms, the Commonwealth shall be deemed to have consented by virtue of execution of this Agreement.

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     3. Seller/Buyer means the individual or entity that has entered into this
Agreement with the Commonwealth, including directors, officers, partners, managers, key employees and owners of more than a 5% interest.

     4. Financial Interest means:

        (1) ownership of more than a 5% interest in any business; or

        (2) holding a position as an officer, director, trustee, partner, employee or the like, or holding any position of management.

     5. Gratuity means any payment of more than nominal monetary value in the form of cash, travel, entertainment, gifts, meals, lodging, loans, subscriptions, advances, deposits of money, services, employment or contracts of any kind.

        a. The Seller/Buyer shall maintain the highest standards of integrity in the performance of this Agreement and shall take no action in violation of state or federal laws, regulations, or other requirements that govern contracting with the Commonwealth.

        b. The Seller/Buyer shall not disclose to others any confidential information gained by virtue of this Agreement.

        c. The Seller/Buyer shall not, in connection with this or any other agreement with the Commonwealth, directly or indirectly offer, confer, or agree to confer any pecuniary benefit on anyone as consideration for the decision, opinion, recommendation, vote, other exercise of discretion, or violation of a known legal duty by any officer or employee of the Commonwealth.

        d. The Seller/Buyer shall not, in connection with this or any other agreement with the Commonwealth, directly or indirectly offer, give, or agree or promise to give to anyone any gratuity for the benefit of or at the direction or request of any officer or employee of the Commonwealth.

        e. Except with the consent of the Commonwealth, neither the Seller/Buyer nor anyone in privity with him shall accept or agree to accept from, or give or agree to give to, any person, any gratuity from any person in connection with the performance of work under this Agreement except as provided therein.

        f. Except with the consent of the Commonwealth, the Seller/Buyer shall not have a financial interest in any other Seller/Buyer, subcontractor, or supplier providing services, labor, or material on this project.

        g. The Seller/Buyer, upon being informed that any violation of these provisions has occurred or may occur, shall immediately notify the Commonwealth in writing.

        h. The Seller/Buyer, by execution of this Agreement and by the submission of any bills or invoices for payment pursuant thereto, certifies and represents that he has not violated any of these provisions.

        i. The Seller/Buyer, upon the inquiry or request of the Inspector General of the Commonwealth or any of that official's agents or representatives, shall provide, or if appropriate, make promptly available for inspection or copying, any information of any type or form deemed relevant by the Inspector General to the Seller/Buyer's integrity or responsibility, as those terms are defined by the Commonwealth's statutes, regulations, or management directives. Such information may include, but shall not be limited to, the Seller/Buyer's business or financial records, documents or files of any type or form which refer to or concern this agreement. Such information shall be retained by the Seller/Buyer for a period of three years beyond the termination of the contract unless provided by law.

          j. For violation of any of the above provisions, the Commonwealth may terminate this and any other agreement with the Seller/Buyer, claim liquidated damages in an amount equal to the value of anything received in breach of these provisions, claim damages for all expenses incurred in obtaining another Seller/Buyer to complete performance hereunder, and debar and suspend the Seller/Buyer from doing business with the Commonwealth. These rights and remedies are cumulative, and the use or nonuse of any one shall not preclude the use of all or any other. These rights and remedies are in addition to those the Commonwealth may have under law, statute, regulation or otherwise.

     34.  Seller/Buyer Responsibility

          a. Seller/Buyer certifies that it is not currently under suspension or debarment by the Commonwealth, any other state, or the federal government.

          b. If Seller/Buyer enters into any subcontracts under this contract with subcontractors who are currently suspended or debarred by the Commonwealth or federal government or who become suspended or debarred by the Commonwealth or federal government during the term of this contract or any extensions or renewals thereof, the Commonwealth shall have the right to require the Seller/Buyer to terminate such subcontracts.

          c. The Seller/Buyer agrees that it shall be responsible for reimbursing the Commonwealth for all necessary and reasonable costs and expenses incurred by the Office of the Inspector General relating to an investigation of the Seller/Buyer's compliance with the terms of this or any other agreement between the Seller/Buyer and the Commonwealth which results in the suspension or debarment of the Seller/Buyer.

     35.  Americans with Disabilities Act

          During the term of this contract, the Seller/Buyer agree as follows:

          a. Pursuant to federal regulations promulgated under the authority of The Americans With Disabilities Act, 28 C.F.R. Section 35.101 et seq., the Seller/Buyer understands and agrees that no individual with a disability shall, on the basis of the disability, be excluded from participation in this contract or from activities provided for under this contract. As a condition of accepting and executing this contract, the Seller/Buyer agrees to comply with the "General Prohibitions Against Discrimination", 28 C.F.R. Section 35.130, and all other regulations promulgated under Title II of The Americans With Disabilities Act which are applicable to the benefits, services, programs and activities provided by the Commonwealth of Pennsylvania through contracts with outside contractors.

          b. The Seller/Buyer shall be responsible for and agrees to indemnify and hold harmless the Commonwealth of Pennsylvania from all losses, damages, expenses, claims, demands, suits and actions brought by any party against the Commonwealth of Pennsylvania as a result of the Seller/Buyer's failure to comply with the provisions of Paragraph a above.

     36. DESCRIPTIVE HEADINGS The descriptive headings of this Agreement are inserted for convenience in reference only and do not constitute a part of this Agreement.

     37. RECORDINGS A Memorandum of this Agreement shall be recorded in the Office of the Department of Records in and for Philadelphia County, Pennsylvania.

           IN WITNESS HEREOF, Seller and Buyer, on behalf of themselves, their executors, administrators, heirs, successors and assigns, have executed this Agreement the day and year first above written.

                                       PIDC FINANCING CORPORATION



Attest:  /s/ Teresa A. DeMuses         By: /s/
         ---------------------             --------------------------
         Assistant Secretary               Senior Vice President

                                       RED BELL BREWING CO.


Attest:  /s/ James R. Bell             By:  /s/ James R. Bell
         ---------------------              -------------------------
               Secretary                            President

                                  EXHIBIT "A"

                                  THE PREMISES
                                  ------------


PREMISES "A"           BLOCK 12 N 15 LOT 114

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected.

SITUATE in the 29th Ward of the City of Philadelphia.

BEGINNING at a point on the North side of Jefferson Street at the distance of 191 feet 9-3/4 inches more or less from the Westerly side of 31st Street; thence extending in a Northerly direction 169 feet 10-5/8 inches more or less to a point; thence on a line extending in a Northwesterly direction 9 feet more or less to a point; thence extending in a Southerly direction 177 feet 6-1/2 inches more or less to a point on the North side of Jefferson Street, thence extending Eastwardly along the said North side of Jefferson Street 6 feet more or less to the first mentioned point and place of beginning.

BEING ASSESSED AS  3123-1/2 Jefferson Street.

PREMISES "B"           BLOCK 12 N 15 LOT 112

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, described according to a Survey and Plan thereof made by Ben H. Joseph Surveyor and Regulator of the 3rd Survey District on the 4th day of March A.D. 1959 as follows to wit:

BEGINNING at a point formed by the intersection of the Northeasterly side of Jefferson Street (50 feet wide) and the Northwesterly side of 31st Street (50 feet wide) in the 29th Ward of the City of Philadelphia; thence extending from said point of beginning North 78 degrees, 39 minutes, West along the Northeasterly side of Jefferson Street 191 feet 9-3/4 inches to a point; thence extending North 11 degrees, 27 minutes, 6 seconds East 169 feet 10-5/8 inches to a point; thence extending North 38 degrees, 58 minutes West 34 feet 3/4 of an inch to a point on the Southeasterly side of Glenwood Avenue (60 feet wide); thence extending North 50 degrees, 54 minutes, 57 seconds East along the Southeast side of Glenwood Avenue 114 feet 5-5/8 inches to a point; thence extending South 78 degrees, 51 minutes East 52 feet 6-3/4 inches to a point; thence extending South 11 degrees, 21 minutes, West 17 feet 2 inches to a point; thence extending South 78 degrees, 51 minutes, East 92 feet 3 inches to a point on the Northwesterly side of 31st Street; thence extending South 11 degrees, 21 minutes West along the Northwesterly side of 31st Street 263 feet 2-5/8 inches to the first mentioned point and place of beginning.

BEING ASSESSED AS 1500-36 North 31st Street.

                                  EXHIBIT "A"

                                  THE PREMISES

PREMISES "C"                  BLOCK 12 N 15 LOT 20

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected.

SITUATE in the Twenty-ninth Ward of the City of Philadelphia.

BEGINNING at the point formed by the intersection of the North line of Jefferson Street with the center line of Glenwood Avenue; thence extending Eastwardly along the North line of said Jefferson Street Two Hundred and Twenty-three feet, No inches more or less to a point in the vertical plane of the Westerly face of a brick wall extending Northward from and at right angles to the said Jefferson Street which wall separates property herein conveyed from other property of the former Grantors; thence Northwardly at right angles to said Jefferson Street along the line of the Westerly face of said wall One Hundred Seventy feet, Six inches more or less to a point formed by the intersection of said line with the center line of a wall running in a Northwesterly direction towards and at approximately right angles to Glenwood Avenue; thence along the center line of said latter wall North Fifty-one degrees, Two minutes West Sixty-three feet, No inches more or less to the center line of Glenwood Avenue; thence Southwesterly along the center line of Glenwood Avenue South Thirty-nine degrees, Five minutes West Two Hundred and Seventy-three feet, Three feet, Three and One-half inches more or less to the point of beginning; the said Glenwood Avenue and Jefferson Street, being now opened and public streets of the City of Philadelphia.

BEING NO. 3125-45 West Jefferson Street.

BEING, AS TO PREMISES "A" & "B", the same premises which Wallace Leisure Products, Inc., a Pennsylvania Corporation by Deed dated 11/2/1995 and recorded 11/9/1995 in Philadelphia County, in Deed Book VCS 1008 page 383 conveyed unto PIDC Financing Corporation, a Pennsylvania Non-Profit Corporation, its successors and assigns, in fee.

BEING, AS TO PREMISES "C", the same premises which J. Wilson Borden, Jr. and Joan Martin Borden, his wife by Deed dated 9/20/1965 and recorded 9/21/1965 in Philadelphia County, in Deed Book CAD 548 Page 271 conveyed unto Model Warehousing and Leasing Co., a Pennsylvania Corporation, its successors and assigns, in fee.

AND WHEREAS by the filing of Articles of merger with the Department of State for the Commonwealth of Pennsylvania 9/30/1974, Model Warehousing and Leasing Co., a Pennsylvania Corporation was merged with and into Wallace Leisure Products, Inc., a Pennsylvania Corporation.

AND BEING the same premises which Wallace Leisure Products, Inc., a Pennsylvania Corporation by Deed dated as of 11/2/1995 and recorded 10/23/1997 in Philadelphia County in Deed Book JTD 446 page 392 conveyed unto PIDC Financing Corporation, a Pennsylvania Non-Profit Corporation, its successors and assigns, in fee.

                                      10-a